Exhibit 16


May 31, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 31, 2002 of Black Hills Power, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
Arthur Andersen LLP


cc:      Mark T. Thies, Sr. Vice President,
         and Chief Financial Officer,
         Black Hills Power, Inc.